Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831

Tel:203 622 3131
fax: 203 622 6080

unitedrentals.com

United Rentals Announces Martin Welch as Chief Financial Officer

GREENWICH, Conn. – March 7, 2006 – United Rentals, Inc. (NYSE: URI) today announced that Martin E. Welch has been appointed executive vice president and chief financial officer, effective immediately. Welch has served in an interim capacity since September.

Wayland Hicks, chief executive officer, said, “Immediately upon joining us in 2005, Marty Welch delivered strong financial leadership. His talents for establishing robust finance organizations and effective controls continue to be crucial as we work expeditiously to complete our financial statements for 2004 and 2005.”

Welch has spent more than three decades in financial management for public and private companies. Prior to United Rentals, he most recently served as director and business advisor to the private equity firm, York Management Services. Welch joined Kmart Corporation as chief financial officer in 1995 and served in that capacity until 2001. During that time, he was instrumental in restructuring the company’s balance sheet and strengthening all aspects of the financial operations, including the successful redeployment of financial resources in support of company goals.

Welch served as chief financial officer for Federal-Mogul Corporation from 1991 until 1995. He held various finance positions at Chrysler Corporation from 1982 to 1991, including chief financial officer for Chrysler Canada.

Welch began his career in 1970 at Arthur Young (now Ernst & Young), and is a certified public accountant. He currently serves on the boards of York portfolio companies Northern Group Retail Ltd. and Popular Club Plan. He holds a Bachelor of Science degree in accounting and a Masters of Business Administration in finance, both from the University of Detroit Mercy, where he also serves as a member of the Board of Trustees.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of more than 740 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s 13,400 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 20,000 classes of rental equipment with a total original cost of $3.9 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

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Contacts:
Chuck Wessendorf
VP, Investor Relations and
Corporate Communications
United Rentals, Inc.
(203) 618-7318
cwessendorf@ur.com

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